Exhibti 99.1

RB Global, Inc. 2 Westbrook Corporate Center Westchester, IL
rbglobal.com

RB Global, Inc. Announces Changed Record Date for Previously Announced Regular Quarterly Dividend

WESTCHESTER, IL, February 4, 2025 – RB Global, Inc. (NYSE and TSX: RBA) has amended the record date of its recently declared quarterly cash dividend of US$0.29 per common share from February 6, 2025 to February 14, 2025. The payment date for the quarterly dividend will remain March 3, 2025, as previously announced on January 20, 2025. This dividend is considered an eligible dividend for Canadian income tax purposes.

About RB Global

RB Global, Inc. (NYSE: RBA) (TSX: RBA) is a leading, omnichannel marketplace that provides value-added insights, services and transaction solutions for buyers and sellers of commercial assets and vehicles worldwide. Through its auction sites in 14 countries and digital platform, RB Global serves customers in more than 170 countries across a variety of asset classes, including automotive, commercial transportation, construction, government surplus, lifting and material handling, energy, mining and agriculture. The company’s marketplace brands include Ritchie Bros., the world’s largest auctioneer of commercial assets and vehicles offering online bidding, and IAA, a leading global digital marketplace connecting vehicle buyers and sellers. RB Global’s portfolio of brands also includes Rouse Services, which provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system; SmartEquip, an innovative technology platform that supports customers’ management of the equipment lifecycle and integrates parts procurement with both OEMs and dealers; and VeriTread, an online marketplace for heavy haul transport.

For more information, please contact:

Sameer Rathod

Vice President, Investor Relations & Market Intelligence

Phone: 1.925.225.8875

Email: srathod@rbglobal.com